CVRD announces extension of its offer for Inco

Rio de Janeiro, October 13, 2006 – Companhia Vale do Rio Doce (CVRD) announces that it is extending the expiry time of the offer to acquire all of the outstanding common shares of Inco Limited (Inco) for C$86.00 in cash per share from 8:00 p.m. (Toronto time) on Monday, October 16, 2006 to midnight (Toronto time) on Monday, October 23, 2006.

This extension is intended to provide additional time to obtain a net benefit ruling under the Investment Canada Act.

All other terms and conditions of the CVRD offer will remain unchanged.

CVRD will mail a formal notice of variation and extension to Inco securityholders as soon as practicable.  The notice of variation and extension will also be available on the SEDAR website at www.sedar.com and on the EDGAR website at www.sec.gov.

For purposes of the U.S. tender offer rules, CVRD hereby discloses that as at 5:00 p.m. (Toronto time) on October 12, 2006, 22,408,850 common shares of Inco have been tendered and not withdrawn under the CVRD offer.

IMPORTANT INFORMATION

This press release may be deemed to be solicitation material in respect of CVRD’s proposed tender offer for the shares of Inco.  On August 14, CVRD filed a tender offer statement on Schedule TO (containing an offer to purchase and a takeover bid circular) with the United States Securities and Exchange Commission (“SEC”).  CVRD, if required, will file other documents regarding the proposed tender offer with the SEC.

INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TAKEOVER BID CIRCULAR, THE SCHEDULE TO AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER FOR COMMON SHARES OF INCO. These documents will be available without charge on the SEC’s website at www.sec.gov. Free copies of the documents can also be obtained by directing a request to Kingsdale Shareholder Services Inc., The Exchange Tower, 130 King Street West, Suite 2950, P.O.Box 361, Toronto, Ontario, M5X 1E2, by telephone to 1-866-381-4105 (North American Toll Free) or 416-867-2272 (Overseas), or by email to: contactus@kingsdaleshareholder.com.

For further information, please contact:
+55-21-3814-4540

Roberto Castello Branco: roberto.castello.branco@cvrd.com.br

Alessandra Gadelha: alessandra.gadelha@cvrd.com.br

Daniela Tinoco: daniela.tinoco@cvrd.com.br

Marcelo Silva Braga: marcelo.silva.braga@cvrd.com.br

Theo Penedo: theo.penedo@cvrd.com.br

Virgínia Monteiro: virginia.monteiro@cvrd.com.br

This press release may contain statements that express management’s expectations about future events or results rather than historical facts. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements, and CVRD cannot give assurance that such statements will prove correct. These risks and uncertainties include factors: relating to the Brazilian economy and securities markets, which exhibit volatility and can be adversely affected by developments in other countries; relating to the iron ore business and its dependence on the global steel industry, which is cyclical in nature; and relating to the highly competitive industries in which CVRD operates. For additional information on factors that could cause CVRD’s actual results to differ from expectations reflected in forward-looking statements, please see CVRD’s reports filed with the Comissão de Valores Mobiliários and the U.S. Securities and Exchange.